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                                                                    EXHIBIT 21.1



                           SUBSIDIARIES OF THE COMPANY



The following is a list of the wholly-owned subsidiaries of the Company:

         1.       SBS Insurance Agency of Florida, Inc.
         2.       SBS of California Insurance Agency, Inc.
         3.       Summit Financial Group, Inc.
         4.       Summit Holding Group, Inc.